[LETTERHEAD OF FOOTE, PASSEY, GRIFFIN & CO., LC]




  INDEPENDENT AUDITORS' CONSENT



  As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form SB-2 of our report dated January 6, 2003, relating to the consolidated statements of operations, stockholders equity, and cash flows of Gold Standard, Inc. and subsidiaries for the year ended October 31, 2002 included in the Annual Report on Form 10-KSB for the year ended October 31, 2003. It should be noted that we have not audited any financial statements of the company subsequent to October 31, 2002, or performed any audit procedures subsequent to the date of our report.


  /s/ Foote, Passey Griffin & Co, L.C.

  FOOTE, PASSEY, GRIFFIN & CO., L.C.
  Salt Lake City, Utah
  April 28, 2004